Exhibit 10.10

January 31, 2012

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made the 31st day of January Two Thousand and Twelve (2012)

BETWEEN:	Nuvilex, Inc. (“Nuvilex”) “The Company”), a Nevada corporation having the International Headquarters located at Meadows Corporate Park I, 12510 Prosperity Dr., Suite #310, Silver Spring, MD 20904, USA;

AND:	Dr. Robert F. Ryan (“Dr. Ryan” “the Employee”), living at 2306 Falling Creek Rd., Silver Spring, MD 20904.

WHEREBY IT IS AGREED as follows:

1.     EMPLOYMENT

The Company hereby appoints and employs the Employee as President, Chief Executive Officer, and Interim Chief Financial Officer, and the Employee hereby accepts the appointment and employment, upon the terms and conditions of this Agreement. The employment shall continue seamlessly under this new contract from 1st February 2012 and shall continue through January 31, 2016, and after that point until terminated by either party, as provided below.

2.     DUTIES

(a)	Subject to the overall direction of the Board of Directors of the Company (“the Board”) the Employee shall manage the Affairs of the Company to the best of his ability and in the best interest of the Company and its shareholders and in a proper and business like manner.

(b)	The Employee shall also hold office as its President, Chief Executive Officer (CEO), and Interim Chief Financial Officer (CFO) of the subsidiaries of the Company as appropriate, including but not limited to, Freedom-2, Inc., Freedom-2 GmbH, Freedom-2 Holdings, Inc., and Freedom-2 Creditor Partners, and perform all usual and incidental duties in such capacity for any subsidiary that does not have a specifically appointed member as President and/or CEO and/or CFO.

(c)	During the continuance of this Agreement, the Employee shall:-

(1)	Faithfully and diligently, perform such duties and exercise such powers in relation to the business of the Company as may from time to time be vested in him.

(2)	Personally attend to his duties during such times as may be reasonably required (during regular office hours, as well as beyond such hours, as necessary) except in case of incapacity through illness or accident in which case he shall forthwith notify the Board of such incapacity and shall furnish to the Board such evidence thereof as they may require.

(3)	Carry out his duties from any location that he deems suitable – specifically these may be anywhere in the United States, in Asia (Singapore, Malaysia, Thailand, Indonesia etc), Europe (Germany, Austria, United Kingdom etc), Japan or Australia for example, with special regard to the company’s collaborative activities, business development activities etc.

1

(d)	During the continuance of this Agreement, the Employee shall, subject to the prior written approval of the Board, which shall not be unduly withheld, be permitted to be directly or indirectly engaged, employed, concerned or interested in other businesses provided that those businesses are not deemed by the Board to be in direct competition to the Company and that these activities do not in any way interfere with the Employee’s ability to carry out his duties for the Company. Specifically the Employee shall be permitted to be engaged in the following activities for no greater than ten percent (10%) time:

o	President and CEO, RFR Consulting

(e)	The Employee shall render to the Board reports as the Employee may consider desirable or as the Board may from time to time reasonably require.

3.     POWERS

(a)	The Employee shall have the usual powers of President, CEO, and CFO of a business similar to the Company's business and shall have power to enter into contracts in the ordinary course of the Company's business and also to exercise such powers authorities and discretions of the Board as the Board may from time to time delegate to the Employee.

(b)	Subject to any directions that may from time to time be given by the Board, the Employee shall be entitled to engage and dismiss any and all employees of the Company without the previous approval of the Board, but in most cases it is anticipated that the Employee shall consult with the Board and Legal Counsel prior to undertaking such a course of action.

4.     REMUNERATION

(A) Present Company Condition Temporary Compensation,

1) Compensation: Temporary Salary Equivalent, President and CEO. In lieu of a standard salary, as agreed to by the Chairman of Nuvilex and in recognition of the quantity and extent of work performed and as a result of insufficient operating capital in the Company and until there is sufficient operating capital, the Company shall issue to Dr. Ryan Four Hundred Fifteen Thousand (415,000) shares in Nuvilex Common Stock each month starting January 31, 2012 through the end of the Compensation Term defined herein and except as changed as indicated herein. Such shares are deemed to have been earned on the last day of each respective month and are based on the market closing share price on the last day of such month accordingly.

2

2) Compensation: Temporary Salary Equivalent, Interim CFO. In lieu of a standard salary, as agreed to by the Chairman of Nuvilex and in recognition of the quantity and extent of work performed and as a result of insufficient operating capital in the Company and until there is sufficient operating capital, the Company shall issue to Dr. Ryan Three Hundred Fifty Thousand (350,000) shares in Nuvilex Common Stock each month starting August 1, 2012 through and until a CFO has been appointed for the Company, including, but not limited to all day to day financial activities, Bank account assessment and maintenance, completion of all transfers of information to the Quicken or other financial software, interactions with the present Company CPA or any other CPA hired for the position, any and all SEC Financial and compliance reporting issues including but not limited to Forms 3, 4, 8-K, 10-K, 10Q, and all other Financial activities that come before the Company. This compensation to Dr. Ryan shall be through and until the end of the Compensation Term defined above and as indicated herein. Such shares are deemed to have been earned on the last day of each respective month and are based on the market closing share price on the last day of such month accordingly.

(B) Incentives; Restricted Stock.

Incentives: The Company offers the following performance-based incentives to Dr. Ryan as a supplement to his income during the Compensation Term. The price is based on the closing stock price on the day the performance is completed:

▪	Three Million (3,000,000) restricted shares upon completion of the acquisition of SG Austria. These shares are deemed to have been earned at the Closing of the acquisition of SG Austria, or related entity, by Nuvilex, Inc.
▪	Two Million (2,000,000) restricted shares upon completion of the acquisition of any other comparable company to Austrianova Singapore Pte. Ltd. These shares are deemed to have been earned at or upon the Closing of the acquisition.
▪	One Million (1,000,000) restricted shares for the commercialization of Oraphyte, Citroxin, or another of the company’s products from the existing product line or addition of any other entity to Nuvilex. These shares are deemed to have been earned at either the sale of the product to a third party, or through the arrangement of a distribution channel where sales are imminent or sales to any entity where the gross sales or revenue generation are anticipated to be greater than $50,000.
▪	One Million (1,000,000) restricted shares for the completion of any major event, such as, but not limited to, the following:
o	IND filing and issuance,
o	clinical trial initiation or completion,
o	NDA filing,
o	NDA approval,
o	commercialization or monetization of any new product, or
o	completion of any contract with a new organization greater than $50,000
o	acquisition of additional products or companies.

(C) Compensation: Permanent Salary.

1.	Once funding has been completed for the Company and the acquisition of Austrianova Singapore Pte. Ltd. has been finished and brought into Nuvilex permanently; the Company shall pay the Employee during his employment hereunder a monthly remuneration in the first year of $10,000 USD payable on the last business day of each month. The subsequent yearly increases are at a minimum based on the table below which has been incorporated into the business plan and is part of the Private Placement Memorandum being worked on for financing. Compensation can be higher than described below, as determined by performance and the Board of Directors.

3

2.	In addition to the salary, the Employee shall receive Nuvilex Common Stock in the amount of shares per month for the first year as indicated in the table above. Additional years will decrease as the salary increases, also as indicated in the table.

3.	Permanent Salary Equivalent, Interim CFO. Once funding has been completed for the Company and the acquisition of Austrianova Singapore Pte. Ltd. has been finished and brought into Nuvilex permanently and until a new CFO has been hired to take on the position, the Company shall pay the Employee during his employment hereunder a monthly remuneration in the first year of $8,000 USD payable on the last business day of each month through and until a CFO has been appointed for the Company, the duties of which include, but are not limited to all day to day financial activities, Bank account assessment and maintenance, completion of all transfers of information to the Quicken or other financial software, interactions with the present Company CPA or any other CPA hired for the position, any and all SEC Financial and compliance reporting issues including but not limited to Forms 3, 4, 8-K, 10-K, 10Q, and all other Financial activities that come before the Company. This compensation to Dr. Ryan shall be through and until the end of the Compensation Term defined above and as indicated herein. Such remuneration shall be prorated in the event the new CFO has been chosen and is in place during a payment period. Compensation shall be biweekly.

4.	Employee will be entitled to an annual bonus based on performance of the Company and Employee, in conjunction with achievement of objectives set annually by the Company and the Employee.

5.	Once funding has been acquired, the Company shall acquire Workmen’s Compensation Insurance and any other Insurance as required by law for the Employee and pay for it directly to the Insurance Company as a standard benefit for the Employee.

6.	The Company will not provide the Employee with nor bear the cost of Medical, Dental, Long-Term Care, or Life Insurance coverage unless required by law or requested by the Employee, which will then be negotiated between the Employee and the Company.

7.	The Employee shall be entitled to participate in all Share Option Plans of the Company and its subsidiaries.

8.	The Company shall be responsible for making the payments for any agreed upon or negotiated medical insurance for the Employee directly to the medical insurance company. However, the Company hereby guarantees to make said payments to the Employee or to the medical insurance company in the event that the payments have not been paid in a timely manner by the Company if the Employee has requested to receive insurance under the terms set forth herein. If for any reason, beyond the Company’s control, funds are not available to make the payments described in this paragraph, then the Employee hereby agrees to accept payment in the form of common stock of the Parent Company for an amount up to 100% of the Employees remuneration, including amounts that might be due for medical insurance, for a period not to exceed 2 months.

4

5.     ANNUAL LEAVE

(a)	The Employee shall be entitled to 25 working days leave for each calendar year. Except with the Nuvilex Board’s consent, leave may not be carried over beyond the end of any calendar year, and any leave not consumed by then shall be forfeited. The Employee shall not take leave during any period when his absence would adversely affect the Company's interests.

(b)	If, in any calendar year, the Employee has not been employed for the full twelve months, his leave entitlement shall be pro-rated accordingly.

(c)	If the Employee is dismissed by the Company for misconduct or breach of duty, his outstanding annual leave will be forfeited.

(d)	No leave will be undertaken for greater than 2 weeks at a time unless approved by the Board.

6.     EXPENSES / TRAVELING

(a)	The Company shall reimburse the Employee for all reasonable out-of-pocket traveling, lodging, entertainment and/or other expenses properly and necessarily incurred by him in the performance of his duties for the Company. The Employee will be entitled to Business Class travel on air, rail or other journeys of more than two (2) consecutive hours. The Employee shall submit vouchers and invoices in support of any such item of expenditure to the Company that has been paid by the Employee in order to be reimbursed.

(b)	The Company will further provide and reimburse the cost of telephone, iPhone, Blackberry, computer and internet services worldwide for the Employee.

(c)	The Company will provide and ensure maintenance of the Director’s & Officer’s Insurance to cover this position and this employee at all times as long as this agreement is in effect. The total amount of said insurance shall be no less than $3 million USD.

7.     TERMINATION

(a) If the Employee shall:-

(1)	be convicted of a criminal offense (excluding any traffic violation for which he is sentenced to a term of imprisonment of less than 3 days; or

(2)	be or become bankrupt or compound with all his creditors or enters into any deed of arrangement with all his creditors; or

(3)	commit any material breach of any of his duties or obligations under this Agreement; or

5

(4)	refuse or neglect to comply with any lawful and reasonable orders or directions given to him by the Company; or

(5)	be or become of unsound mind; or

(6)	be or become incapacitated from any cause whatsoever including the imposition of any court order from efficiently performing his duties hereunder for sixty (60) working days in aggregate in any period of twelve (12) consecutive months; or

(7)	becomes prohibited by law or any order from any regulatory body or government authority from being a director of a company;

(8)	then the Company shall be entitled by notice in writing to the Employee to determine forthwith his employment under this Agreement whereupon the Employee shall cease to be in the employ of the Company and in whatever capacity shall have no claim against the Company for damages or payment in lieu of notice or otherwise by reason of such determination other than as expressly provided for in this Agreement.

(b)	Without prejudice to all rights accrued to both parties, either party may terminate this Agreement by giving 12 months' prior notice in writing to the other party without assigning any reason therefore.

(1)	Once either party has given notice of termination the Company may at any time and for any period require the Employee to cease performing his duties and/or exclude him from entering any of the premises of the Company. During any such period of "garden leave", the Company will continue to pay the Employee's salary and provide all benefits provided for in this Agreement.

(2)	The Company reserves the right to make a payment in lieu of notice for any unexpired period of notice. This right shall apply whether the Company or the Employee gives notice of termination.

(c)	In the event that this Agreement shall be terminated pursuant to Clause 7.(b) above, or the employment of the Employee shall be terminated or cease for any reason other than as provided in Clause 7.(a) above, the Employee shall receive a severance payment equivalent to twelve (12) months of salary plus an amount equivalent to twelve (12) months of benefits and bonuses which shall be calculated based on the benefits at the time of termination.

(d)	In the event that this Agreement shall be terminated pursuant to a change in control in Nuvilex, the Employee shall receive a severance payment equivalent to twenty-four (24) months of salary plus an amount equivalent to three twenty-four (24) months of benefits and bonuses which shall be calculated based on the benefits at the time of termination.

6

8.     INTELLECTUAL PROPERTY RIGHTS

The Employee acknowledges and agrees that:

(a)	any and all inventions, original works of authorship, development, concepts, improvements, designs, discoveries, ideas, and trade secrets, whether or not patentable or can be registered under copyright or similar laws, in the field of “encapsulation of living cells, gene therapy, antibodies, protein expression of any kind and therapeutic drugs, to name but a few, in cellulose and polymers thereof, and in addition, the new and novel encapsulation equipment design and its operating know-how”, which may be solely or jointly conceived or developed or reduced to practice, or cause to be conceived or developed or reduced to practice by the Employee in the course of his employment with the Company or any affiliates (“Company Intellectual Property”) and all rights, title and interest therein and thereto shall belong to the Company and the Employee shall therefore undertake to assign and transfer to the Company the entire legal and beneficial interest of the Employee to such Company Intellectual Property, all his rights, title and interest in and to which shall be vested in the Company;

(b)	in the course of employment, the Employees shall maintain adequate and current records (in the form of computer or written notes, sketches, drawings or any other format as may be stipulated by the Company) of all Company Intellectual Property, such records to be the sole and unrestricted property of the Company;

(c)	following the cessation of the Employee’s employment with the Company, the Employee shall, for a period of 12 months from the date of such cessation, declare in writing to the Company all intellectual property protection applications sought by the Employee, including but not limited to, design protection, trademark protection and patent protection and shall provide the Company with all information requested by the Company in order to enable to Company to ascertain whether such protection sought involves or comprises, whether all or in part, any Company Intellectual Property; and

(d)	he will do all things and take all action as may be necessary to ensure that all legal and beneficial rights, title and interest in and to the Pre-Employment Intellectual Property and the Company Intellectual Property shall be vested in the Company.

9.     CONFIDENTIALITY

(a)	The Employee shall not except as authorized or required by his duties, either during the continuance of this Agreement or after its termination, divulge to any person or to any body corporate or unincorporated and shall use all reasonable endeavors to prevent the unauthorized publication or disclosure of any trade secrets or any confidential information concerning the business or finances of the Company or any of its subsidiaries or associated companies or any of its dealings, transactions or affairs which may come to his knowledge. For the avoidance of doubt, such trade secrets and confidential information shall include lists of customers, agents or dealers, price lists and any other documents or information designed and marked in writing by the Company as trade secrets or confidential information.

(b)	Forthwith upon the termination of this Agreement, the Employee shall deliver to the Company all documents (including correspondence, list of customers, agents and/or dealers, specifications and other documents of whatsoever nature), or samples delivered to or in the possession of the Employee concerning the business of the Company or of any of its subsidiaries or associated companies. For the avoidance of doubt, it is hereby declared that the property in all such specifications, documents, and samples as aforesaid shall at all times be vested in the Company or such subsidiary or associated company, as the case may be.

7

10.     NOTICE

Any notice to be given hereunder shall be given in writing and may be given either personally or may be sent by post addressed in the case of the Company to its registered office and in the case of the Employee to him at his last known place of residence and any notice given by post shall be deemed to have been served at the expiration of Twenty-Four (24) hours after the same was posted.

11.     SEVERABILITY

If any term, provision, stated alternative, clause or paragraph of this Agreement shall be void, invalid, illegal or unenforceable for any reason whatsoever, such term, provision, stated alternative, clause or paragraph shall be severable and shall not affect the enforceability or otherwise of any other term, provision, stated alternative, clause or paragraph of this Agreement

12.     GOVERNING LAW AND DISPUTE RESOLUTION

(b)	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Nevada in accordance with the Arbitration Rules of the American Association for Arbitration for the time being in force, which rules are deemed to be incorporated by reference in this clause. The Tribunal shall consist of a single arbitrator to be appointed by the American Association for Arbitration. The language of the arbitration shall be English. The award of the arbitrator shall be final and binding upon the parties.

13.     DISABILITY

In the event that the Employee cannot perform the duties because of illness or incapacity for a period of more than eight (8) weeks, the compensation otherwise due during said illness or incapacity will be reduced by fifty percent (50%). The Employee's full compensation will be reinstated upon return to work. However, if the Employee is absent from work for any reason for a continuous period of over six (6) months, the Company may terminate the Employee's employment, and the Company's obligations under this agreement will cease on that date.

8

14.     DEATH BENEFIT

Should Employee die during the term of employment, the Company shall pay to Employee's estate any compensation due through the end of the month in which death occurred.

15.     RESTRICTION ON POST EMPLOYMENT COMPENSATION

For a period of two and a half (2 ½) years after the end of employment, the Employee shall not control, consult to or be employed by any business similar to that conducted by the company, either by technology transfer, knowledge sharing, information exchange, training of any kind, soliciting any of its accounts or by operating within Employer's general trading area.

16.     ASSISTANCE IN LITIGATION

Employee shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment.

17.     EFFECT OF PRIOR AGREEMENTS

This Agreement supersedes any prior agreement between the Company or any predecessor of the Company and the Employee, except that this agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this agreement.

18.     LIMITED EFFECT OF WAIVER BY COMPANY

Should Company waive breach of any provision of this agreement by the Employee, that waiver will not operate or be construed as a waiver of further breach by the Employee.

19.     ASSUMPTION OF AGREEMENT BY COMPANY’S SUCCESSORS AND ASSIGNEES

The Company's rights and obligations under this agreement will inure to the benefit and be binding upon the Company's successors and assignees.

20.     ORAL MODIFICATIONS NOT BINDING

This instrument is the entire agreement of the Company and the Employee. Oral changes have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

9

21.     MISCELLANEOUS

(1)	This Agreement constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and shall supersede all prior agreements or arrangements (oral or otherwise) made between the Company and the Employee.

(2)	The expiration or termination of this Agreement whosoever arising shall not operate to affect such of the provisions hereof as in accordance with their terms are expressed to operate or have effect thereafter.

IN WITNESS WHEREOF, this Agreement has been executed, signed and agreed on the day and year first above written.

/s/ Robert Ryan, PhD

Dr. Robert Ryan, PhD

for and on behalf of Nuvilex, Inc.

Accepted

/s/ Patricia Gruden

Patricia Gruden

Chairman of the Board

10